Exhibit 99.1

UMH PROPERTIES, INC.

Juniper Business Plaza

3499 Route 9 North, Suite 3-C

Freehold, NJ 07728

(732) 577-9997

Fax: (732) 577-9980

FOR IMMEDIATE RELEASE	January 17, 2020

Contact: Nelli Madden
732-577-9997

UMH Properties, Inc. Expands Board of Directors and Appoints New Member

FREEHOLD, N.J., January 17, 2020 – UMH Properties, Inc. (NYSE: UMH) today announced that, on January 15, 2020, the Board of Directors approved an increase in the size of the Board from 10 to 11 directors and appointed Dr. Amy Lynn Butewicz as a Class I Director for the term of Class I expiring in 2022.

Dr. Butewicz is a pharmacist and realtor licensed in New Jersey, and currently serves as a council member on the Millstone Township Agricultural Advisory Council and the Millstone Township Open Space and Farmland Preservation Council. Dr. Butewicz currently works as a full time realtor for Keller Williams Princeton Real Estate, specializing in equestrian properties, farms and land across the entire State of New Jersey. She previously served for 8 years as a supervising pharmacist at a leading long-term care pharmacy in Monmouth County. Dr. Butewicz is also actively engaged in a number of charitable programs and initiatives, including her position as a co-chair on an advisory board of the Rutgers University Equine Science Center. Dr. Butewicz earned her Doctorate of Pharmacy from the Ernest Mario School of Pharmacy at Rutgers University, where she graduated summa cum laude.

Samuel A. Landy, President and Chief Executive Officer stated, “We are pleased to welcome Dr. Amy Butewicz to our Board of Directors. Dr. Butewicz is a highly educated and respected community leader as well as a successful realtor who will be a valuable addition to our Board at this time of continued growth for the Company.”

UMH Properties, Inc., which was organized in 1968, is a public equity REIT that owns and operates 122 manufactured home communities containing approximately 23,000 developed homesites. These communities are located in New Jersey, New York, Ohio, Pennsylvania, Tennessee, Indiana, Michigan and Maryland. In addition, the Company owns a portfolio of REIT securities.

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A NYSE Company: Symbol - UMH

since 1968